EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY COMPLETES REDEMPTION OF CONVERTIBLE NOTES

TACOMA, WA, June 20, 2005—Labor Ready, Inc. (NYSE: LRW) has completed the previously announced redemption of all of its 6.25 percent Convertible Subordinated Notes due 2007 (the “Notes”).

The aggregate outstanding principal amount of the Notes was $70 million.  Holders of all of the outstanding Notes converted their Notes into shares of Labor Ready Common Stock prior to the June 20, 2005 redemption date and none of the outstanding principal amount of the Notes was redeemed for cash.  As a result of these conversions, approximately 9.6 million additional shares of Common Stock will be issued to the holders of the Notes.  The Notes have been accounted for on an “as if converted” basis since their issuance in 2002.  Consequently, issuance of the shares will not be further dilutive to net income per share guidance issued on April 20, 2005.

This news release contains forward-looking statements.  While management will make its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Labor Ready’s actual results to vary materially.  Labor Ready is exposed to certain risks and uncertainties, which are described in our filings with the Securities and Exchange Commission, including our most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 300,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts more than 600,000 people to work. Labor Ready operates more than 880 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Corporate Communications

253-680-8291